Exhibit (2)(k)(3)

DEMAND DISCRETIONARY CREDIT AGREEMENT

dated as of April 28, 2006

between

MORGAN STANLEY INSTITUTIONAL FUND

OF HEDGE FUNDS LP

and

STATE STREET BANK AND TRUST COMPANY

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

	4.10 Compliance	16
	4.11 Fiscal Year	17
	4.12 Full Disclosure	17
	4.13 Offering Documents	17
	4.14 Investment Manager, Custodian and Administrator	17
	4.15 Foreign Assets, Control Regulations, Etc	17

ARTICLE V

CONDUCT OF BUSINESS GUIDELINES

SECTION	5.01 Information	18
	5.02 Payment of Obligations	19
	5.03 Conduct of Business and Maintenance of Existence	19
	5.04 Compliance with Laws	20
	5.05 Inspection of Property, Books and Records	20
	5.06 Debt; Investments	20
	5.07 Negative Pledge	21
	5.08 Consolidations, Mergers and Sales of Assets	21
	5.09 Use of Proceeds	21
	5.10 Compliance with and Amendments to Private Placement Memorandum and Partnership Documents	22
	5.11 No Subsidiary	22
	5.12 Fiscal Year	22
	5.13 Regulation U	22
	5.14 Coverage Tests	22
	5.15 ERISA	22
	5.16 Further Assurances	22

ARTICLE VI

ENFORCEMENT EVENTS

SECTION	6.01 Enforcement Events	23
	6.02 Remedies	25

ARTICLE VII

CHANGE IN CIRCUMSTANCES

SECTION	7.01 Increased Cost and Reduced Return	26

ARTICLE VIII

MISCELLANEOUS

SECTION	8.01 Notices	27
	8.02 No Waivers	27

	8.03 Expenses; Documentary Taxes; Indemnification	27
	8.04 Set Off	28
	8.05 Amendments and Waivers	28
	8.06 Successors and Assigns	29
	8.07 Governing Law; Submission to Jurisdiction; Choice of Forum	29
	8.08 Counterparts; Integration	30
	8.09 Waiver of Jury Trial	30
	8.10 USA Patriot Act	30

Exhibits:

Exhibit A -	Form of Demand Note
Exhibit B -	Form of Notice of Borrowing or Prepayment
Exhibit C -	Form of Compliance Certificate

Schedules:

Schedule 1 -	Approved Investment Strategies

DEMAND DISCRETIONARY CREDIT AGREEMENT

DEMAND DISCRETIONARY CREDIT AGREEMENT, dated as of April 28, 2006, by and between MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP, a limited partnership organized under the laws of the State of Delaware and registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company (the “Borrower”), and STATE STREET BANK AND TRUST COMPANY (together with its successors and assigns, the “Bank”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Account” means the account that the Custodian has opened and maintains for the Borrower pursuant to the terms and conditions of the Custodian Agreement.

“Adjusted Net Asset Value” means, on any date of determination, the amount most recently determined in accordance with the Partnership Documents and the Private Placement Memorandum that is equal to the Total Assets of the Borrower, minus with respect to each Target Fund, the Required Diversification Amount for such Target Fund, minus, without duplication, with respect to each group of Target Funds, the Required Diversification Amount for such group of Target Funds, minus the aggregate value of the Borrower’s Total Assets that are subject to a Lien in favor of any Person other than the Bank, minus, at the Bank’s sole discretion (upon notice to the Borrower), the value of any or all of the Borrower’s Total Assets which are not subject to a Lien in favor of the Bank, minus the Total Liabilities of the Borrower.

“Administrator” means State Street Bank and Trust Company.

“Administration Agreement” means that certain Administration Agreement dated as of June 28, 2002, between the Borrower and the Administrator, as the same may be amended and in effect from time to time.

“Affiliate” of another person means (a) any person directly or indirectly owning, controlling, or holding with power to vote 5% or more of the outstanding voting securities of such other person, (b) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person, (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person, and (d) any officer, director, partner, copartner, or employee of such other person.

“Approved Investment” means an investment by the Borrower in a Target Fund so long as (a) the Target Fund invests primarily in liquid securities, is not a fund of funds or otherwise invested in a master/feeder fund structure, and values all of its assets in accordance with independent, objective, mark-to-market procedures or pursuant to the Target Fund’s fair value procedures in instances when market quotes are not available, (b) the Target Fund has existed for at least one (1) year, (c) the Target Fund’s net asset value is calculated at least monthly, (d) the Target Fund produces annual audited financial statements, (e) the Target Fund is engaged primarily in one of the investment strategies set forth on Schedule 1 attached hereto, and (f) the Borrower’s investment in the Target Fund is registered in the name of the Custodian or an affiliate thereof in a manner which is satisfactory to the Custodian and the Bank.

“Bank” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy Event” has the meaning set forth in Section 6.01(i) hereof.

“Base Rate” means the higher of (a) the annual rate of interest announced from time to time by the Bank at its head office in Boston, Massachusetts, as its “prime rate” and (b) one-half of one percent ( 1/2%) above the Federal Funds Rate as in effect from time to time.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed by any member of the ERISA Group.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means a day (other than a Saturday or a Sunday or a public holiday) on which banks are open for business in Boston, Massachusetts.

“Charged Assets” has the meaning set forth in Section 3.03(a) hereof.

“Compliance Certificate” has the meaning set forth in Section 5.01(c) hereof.

“Concentration Limit” means, with respect to the investment by the Borrower in a single Target Fund or a group of Target Funds, (a) with respect to the Borrower’s investment in a single Target Fund, an amount equal to 15% of the Borrower’s Total Assets, (b) with respect to the Borrower’s aggregate investment in all Target Funds operated by a single investment manager, an amount equal to 20% of the Borrower’s Total Assets, and (c) with respect to the Borrower’s aggregate investment in Target Funds (other than the Target Funds that are multi-strategy funds) that engage primarily in any single investment strategy set forth on Schedule 1 attached hereto, an amount equal to 30% of the Borrower’s Total Assets.

“Custodian” means State Street Bank and Trust Company.

“Custodian Agreement” means that certain Amended and Restated Custodian Agreement, dated as of April 29, 2005, between the Borrower and the Custodian, the same may be amended and in effect from time to time.

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money or extensions of credit, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are or should be capitalized in accordance with generally accepted accounting principles, (e) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (f) all obligations of such Person under Guarantees, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (g) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (h) all obligations of such Person in respect of derivatives and other obligations that are, or would be but for the segregation of assets therefor, senior securities for purposes of the Investment Company Act or that have the economic effect of borrowing, including, without limitation, total return swaps.

“Discretionary Credit Period” means the period from and including the Effective Date to but excluding the date on which this Agreement is terminated.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Drawdown Date” means the Business Day on which any Loan is made or to be made hereunder.

“Effective Date” means the date on which all of the conditions set forth in Section 3.01 hereof have been satisfied in accordance with such Section 3.01.

“Eligible Assets” means the sum of (a) all cash and cash equivalents (if any) of the Borrower which are deposited with, held by or registered in the name of, the Custodian or an affiliate thereof in a manner that is satisfactory to the Bank, plus (b) Approved Investments held by the Borrower (in each case, valued in accordance with the Private Placement Memorandum and the Partnership Documents), minus (c) the aggregate value of the Borrower’s Eligible Assets that are subject to a Lien in favor of any Person other than the Bank, minus (d) at the Bank’s sole discretion (upon notice to the Borrower), the value of any or all of the Borrower’s Eligible Assets which are not subject to a Lien in favor of the Bank.

“Enforcement Event” has the meaning set forth in Section 6.01 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Facility Amount” means an aggregate principal amount not to exceed $150,000,000.

“Federal Funds Rate” means, for any day, a fluctuating rate per annum equal to the rate appearing on Bloomberg page as the “Federal Funds Ask Rate” (or, if such page is unavailable, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to overnight Federal funds) at or about 9:30 a.m. (Boston time).

“Funded Debt” of the Borrower means, at any date, without duplication, (a) all obligations of the Borrower for borrowed money or extensions of credit, (b) all obligations of the Borrower evidenced by bonds, debentures, notes or other similar instruments, (c) all Debt of others secured by a Lien on any asset of the Borrower, whether or not such Debt is assumed or Guaranteed by the Borrower, (d) all obligations of the Borrower under Guarantees of Funded Debt of others and (e) all obligations of the Borrower in respect of reverse repurchase agreements.

“General Partner” means Morgan Stanly Alternative Investment Partners LP, a limited partnership formed under the laws of the State of Delaware and the general partner of the Borrower.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Manager” means Morgan Stanley AIP GP LP, a Delaware limited partnership.

“Lending Office” means, initially, the office of the Bank located at 225 Franklin Street, Boston, Massachusetts 02110-2804; thereafter such other office of the Bank, if any, located in the United States that shall be making or maintaining Loans.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any agreement preventing a Person from encumbering such asset.

“Liquid Assets” means the sum of cash, cash equivalents and other assets of the Borrower (including, without limitation, investments in Target Funds) that are readily convertible by the Borrower into cash within 120 days of the date of determination, provided that such cash, cash equivalents and other assets are (a) legally or, subject to the Custodian Agreement, beneficially owned by the Borrower and (b) deposited with, held by, or registered in the name of, the Custodian or an affiliate thereof in a manner that is satisfactory to the Bank, minus the aggregate value of the Borrower’s assets that are subject to a Lien in favor of any Person other than the Bank, minus, at the Bank’s sole discretion (upon notice to the Borrower), the value of any or all of the Borrower’s assets which are not subject to a Lien in favor of the Bank.

“Loan” means any Loan made or to be made by the Bank pursuant to Section 2.01 hereof.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Documents, and all other documents and instruments required to be delivered pursuant to this Agreement, in each case as amended and in effect from time to time.

“Maximum Amount” means the maximum amount the Borrower is permitted to borrow under the lowest borrowing limitation imposed by the following:

(a) applicable laws and regulations,

(b) the provisions of this Agreement and the other Loan Documents, including, without limitation, Section 5.14 hereof,

(c) the limitations on borrowings adopted for the Borrower in the Private Placement Memorandum, the Partnership Documents or elsewhere, and

(d) any agreements with governmental authorities or regulators, in each case as in effect from time to time.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Asset Value” means, on any date of determination, the amount most recently determined in accordance with the Partnership Documents and the Private Placement Memorandum equal to the Total Assets of the Borrower minus the Total Liabilities of the Borrower.

“Note” means the demand note substantially in the form of Exhibit A attached hereto, evidencing the obligation of the Borrower to repay the Loans.

“Notice of Borrowing or Prepayment” has the meaning set forth in Section 2.02 hereof.

“Obligations” means all indebtedness, obligations and liabilities of the Borrower to the Bank, existing on the date of this Agreement or arising thereafter, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans to the Borrower or any of the Note or other instruments at any time evidencing any thereof.

“Participant” has the meaning set forth in Section 8.06(b) hereof.

“Partnership Documents” means the Certificate of Limited Partnership and Amended and Restated Agreement of Limited Partnership of the Borrower, and all amendments thereto.

“Patriot Act” has the meaning set forth in Section 8.10 hereof.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust (or series thereof) or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Private Placement Memorandum” means the private placement memorandum contained in the Registration Statement on Form N-2 required to be filed by the Borrower with the Securities and Exchange Commission, as amended from time to time, including all amendments and supplements thereto.

“Regulation U” means Regulation U of the Board of Governors of the U.S. Federal Reserve System, as in effect from time to time.

“Required Diversification Amount” means, as of any date of determination:

(a) if the market value of the investment by the Borrower in a Target Fund that is included in the calculation of the Borrower’s Total Assets exceeds the Concentration Limit for a single Target Fund, then the amount of such excess shall be the Required Diversification Amount for such Target Fund; and

(b) if the aggregate market value of the investment by the Borrower in a group of Target Funds that are included in the calculation of the Borrower’s Total

Assets exceeds the Concentration Limit for such group of Target Funds, then the amount of such excess shall be the Required Diversification Amount for such group of Target Funds.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and between the Borrower and the Bank, as the same may be amended, restated, modified or supplemented from time to time.

“Security Documents” means, collectively, the Security Agreement and all other instruments and documents, including, without limitation, Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Agreement or under applicable law.

“Subsidiary” means, with respect to a Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Target Funds” means, on any date of determination, the underlying funds (whether established as a unit trust, corporate vehicle, limited partnership, limited liability company or other investment entity) in which the Borrower is invested.

“Total Assets” means, at any date, all assets of the Borrower which (a) in accordance with generally accepted accounting principles would be classified as assets upon the balance sheet of the Borrower prepared as of such date, (b) are deposited with, held by or registered in the name of, the Custodian or an affiliate thereof in a manner that is satisfactory to the Bank, valued in accordance with the methods and procedures described in the Private Placement Memorandum and the Partnership Documents.

“Total Leverage” means, at any date, the sum of the (a) the aggregate amount of the Borrower’s Funded Debt outstanding on such date plus (b) the notional value of all total return swaps and other leveraged derivatives to which the Borrower is a party on such date, in each case calculated in accordance with generally accepted accounting principles.

“Total Liabilities” means, at any date, all liabilities which in accordance with generally accepted accounting principles would be classified as liabilities upon the balance sheet of the Borrower prepared as of such date.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States of America, applied on a basis consistent (except for changes concurred to by the Borrower’s independent public accountants) with the most recent audited financial statements of the Borrower delivered to the Bank hereunder.

ARTICLE II

THE CREDIT

SECTION 2.01. Demand Discretionary Facility; Security. (a) The Bank may, from such period of time as the Bank shall determine in its sole and absolute discretion, elect, in its sole and absolute discretion, to lend to the Borrower during the Discretionary Credit Period, upon notice by the Borrower to the Bank given in accordance with Section 2.02 hereof, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to the Facility Amount, provided that the aggregate principal amount of all Loans outstanding (after giving effect to all amounts requested) shall not exceed at any time the lesser of (i) the Maximum Amount and (ii) the Facility Amount. Each borrowing hereunder shall be in an aggregate principal amount of $500,000 or any integral multiple of $50,000 in excess thereof. Each Loan shall mature and become due and payable as provided in Section 2.05 hereof.

(b) The Borrower shall be under no obligation to borrow any Loans hereunder, and the Bank shall not under any circumstances at any time be obligated to extend any credit or otherwise make any Loan under this Agreement or any other Loan Document. The Bank may, at any time and in its sole and absolute discretion, terminate all credit extended by the Bank under this Agreement and the other Loan Documents and demand payment of all Obligations hereunder. The availability of the Loans hereunder shall at all times be subject to satisfactory legal documentation.

(c) To secure the payment and performance in full of all of its Obligations, the Borrower shall grant to the Bank a security interest in certain of the Borrower’s assets pursuant to the terms of the Security Documents (as provided in Section 3.03 hereof).

SECTION 2.02. Requesting a Loan. To the extent the Borrower desires to request the Bank to make a Loan to the Borrower hereunder, the Borrower shall give the Bank a notice substantially in the form of Exhibit B attached hereto (a “Notice of Borrowing or Prepayment”) not later than 3:00 p.m. (Boston time) (or telephonic notice not later than 3:00 p.m. (Boston time) confirmed in writing substantially in the form of Exhibit B attached hereto not later than 4:00 p.m. (Boston time)) on the Business Day of each proposed borrowing of a Loan. Each Notice of Borrowing or Prepayment or oral request shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 3.02(a) through (d) hereof (and, in the case of the initial Loan to be made hereunder, Section 3.01 hereof) have been satisfied on the date of such notice and will be satisfied on the Drawdown Date of such Loan (if the Bank elects, in its sole and absolute discretion to make such Loan to the Borrower).

SECTION 2.03. Discretionary Nature of Agreement. (a) THE BANK IS NOT COMMITTING ITSELF AT THIS TIME OR AT ANY TIME IN THE FUTURE TO MAKE ANY LOANS TO THE BORROWER HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE EXTEND ANY FORM OF CREDIT TO THE BORROWER. EACH REQUEST FOR A LOAN THAT THE BANK SHALL RECEIVE FROM THE BORROWER SHALL BE CONSIDERED INDIVIDUALLY IN LIGHT OF CONSIDERATIONS WHICH THE BANK IN ITS SOLE DISCRETION MAY THEN FIND PERTINENT.

(b) Any Loan which the Bank, in its sole discretion, may make shall be on such terms and conditions as the Bank may require and shall be evidenced by documentation inform and substance satisfactory to the Bank. In this regard, the Borrower is advised that the conditions, conduct of business guidelines and other guidelines contained herein are provided merely as a general guideline to assist the Borrower in determining whether to request a Loan. If, however, the Bank makes any Loan and the Bank shall not specify other terms, conditions or documentation applicable thereto, then such Loan shall be subject to the conditions, conduct of business guidelines and other guidelines contained in this Agreement.

(c) The Borrower hereby acknowledges and agrees that the Bank may at anytime decline to make any Loan, with or without sufficient reason for doing so, and without any liability arising because of the Bank doing so. Regardless of what the Borrower may believe the Bank or any other banks might be expected to do under similar circumstances, and regardless of any favorable expectations that any party hereto may have or express to the Borrower from time to time, in making the Borrower’s business decisions, the Borrower should not, and does not, rely on any Loans which the Borrower may request hereunder or under any of the other Loan Documents.

(d) The Bank reserves its rights, at any time and in its sole discretion, to terminate this Agreement even while a request by the Borrower for a Loan is anticipated or pending.

SECTION 2.04. Note. (a) The Loans shall be evidenced by a single Note payable to the order of the Bank in an amount equal to the Facility Amount or, if less, the aggregate unpaid principal amount of the Loans, plus interest thereon as provided below.

(b) The Bank shall record on the Note the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and prior to any transfer of the Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of the Bank to make, or any error by the Bank in making, any such recordation or endorsement shall not affect the Borrower’s Obligations. The Bank is hereby irrevocably authorized by the Borrower so to endorse the Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(c) The Bank’s records with respect to the Loans, the interest rates applicable thereto, each payment by the Borrower of principal and interest on the Loans and fees,

expenses and any other amounts due and payable in connection with this Agreement and the other Loan Documents shall be prima facie evidence of the amount of the Loans and the amount of principal and interest paid by the Borrower in respect of the Loans and as to the other information relating to the Loans and amounts paid and payable by the Borrower hereunder and under the other Loan Documents.

SECTION 2.05. Mandatory Payments; Optional Prepayments. (a) Each Loan shall mature, and the principal amount thereof shall be due and payable, on demand by the Bank. The Borrower promises to pay on demand by the Bank, and there shall become absolutely due and payable on demand by the Bank, the aggregate principal amount of all Loans outstanding on such date, together with all accrued and unpaid interest thereon and any other amounts owing hereunder. Notwithstanding the foregoing or any other provision of this Agreement, there shall be a period consisting of at least three (3) consecutive Business Days during each 120 day-period during which this Agreement is in effect when no Loans are outstanding hereunder. The Borrower promises to make such payments of one or more Loans (together with accrued interest thereon) as are necessary to comply with the foregoing sentence.

(b) If at any time the aggregate principal amount of the Loans exceeds the lesser of (i) the Facility Amount or (ii) the Maximum Amount, the Borrower shall immediately prepay the principal amount of one or more Loans (together with accrued interest thereon) as may be necessary to eliminate such excess.

(c) The Borrower may, without penalty, by delivering to the Bank a Notice of Borrowing or Prepayment no later than 3:00 p.m. (Boston time) on the Business Day of such prepayment (which prepayment notice shall not thereafter be revocable by the Borrower), prepay any Loans in whole at any time, or from time to time in part in an aggregate principal amount not less than $500,000 and in larger integral multiples of $50,000, by paying the principal amount to be prepaid. Any prepayment of principal of any Loan shall include all interest accrued to the date of prepayment.

(d) Subject to the satisfaction of the conditions set forth in Section 3.02, Loans prepaid prior to the termination of this Agreement may be requested to be reborrowed.

SECTION 2.06. Interest Rates. (a) Except as otherwise provided in clause (c) of this Section 2.06, each Loan shall bear interest on the outstanding principal amount thereof, for the period commencing on the Drawdown Date thereof and ending on the date such Loan is repaid in full, at the rate per annum equal to the Federal Funds Rate plus 1.00%.

(b) The Borrower promises to pay interest on each Loan in arrears for each calendar month on the fifteenth (15th) day of the next calendar month.

(c) Any overdue principal of (whether at stated maturity, by acceleration or otherwise) and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder shall bear interest, payable on demand, for each day from and including the date payment thereof was due (whether at stated maturity, by acceleration or otherwise) through and including the date of actual payment, at a rate per annum equal to the sum of two percent (2%) above the Base Rate until such amount shall be paid in full (after as well as before judgment). Commencing on the date on which any Enforcement Event occurs, the principal of the Loans not overdue shall, until such Enforcement Event ceases to exist, bear interest at a rate per annum equal to the greater of (i) two percent (2%) above the rate of interest otherwise applicable to such Loans pursuant to this Section 2.06, and (ii) the rate of interest applicable to overdue principal.

(d) Subject to Section 2.06(a) hereof, the Bank shall determine the interest rate applicable to the Loans hereunder and its determination thereof shall be conclusive and binding for all purposes in the absence of manifest error.

SECTION 2.07. Fees. The Borrower shall pay to the Bank an administration fee of $10,000 per annum annually in advance, commencing on the first anniversary of the date hereof, until such time as all of the Obligations hereunder have been indefeasibly repaid in full in cash and this Agreement has been terminated. In addition, the Borrower shall pay to the Bank a structuring fee of $25,000 on the Effective Date. The administration fee and the structuring fee shall be deemed earned upon payment and shall not be refundable for any reason.

SECTION 2.08. General Provisions as to Payments. (a) The Borrower shall make each payment of principal and interest on the Loans and of fees due hereunder not later than 3:00 p.m. (Boston time) on the date when due, in Federal funds or other funds immediately available in Boston, to the Bank at its address referred to in Section 8.01. The Borrower hereby authorizes the Bank to debit its account with the Bank on the date when payment of amounts hereunder is due in the amount of such payments. Whenever any payment of principal of, or interest on, Loans or of fees or other amounts shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest shall accrue during such extension. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) The Borrower agrees that all payments by it hereunder and under any of the other Loan Documents shall be made in Dollars, without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Bank, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

SECTION 2.09. Computation of Interest. Interest hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

ARTICLE III

CONDITIONS

SECTION 3.01. Effectiveness. Prior to the Borrower’s initial request for a Loan hereunder, the Borrower shall have executed and/or delivered, or caused to be executed and/or delivered, to the Bank, or otherwise satisfied the following:

(a) counterparts hereof signed by each of the parties hereto;

(b) a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.04;

(c) counterparts of each of the Security Documents and each of the other Loan Documents signed by each of the parties thereto, together with all other documents required by the Bank and the payment of all necessary fees (including filing fees);

(d) the legal opinion of Clifford Chance US LLP, covering such matters relating to the transactions contemplated hereby as the Bank may reasonably request and satisfactory to the Bank in all respects;

(e) a certificate manually signed by an authorized officer of the Borrower to the effect set forth in clauses (b), (c) and (d) of Section 3.02, such certificate to be dated the Effective Date and to be in form and substance satisfactory to the Bank;

(f) a manually signed certificate from an authorized officer of the Borrower in form and substance satisfactory to the Bank and dated the Effective Date as to the incumbency of, and bearing manual specimen signatures of, the officers of the Borrower who are authorized to execute and take actions under the Loan Documents, and certifying and attaching copies of (i) the Partnership Documents, (ii) the resolutions of the Borrower’s Directors authorizing the transactions contemplated hereby, and (iii) the current Private Placement Memorandum;

(g) all documents, opinions and instruments the Bank may reasonably request relating to the Target Funds, the investors in the Borrower, compliance with all applicable rules and regulations promulgated by governmental and regulatory authorities, the existence of the Borrower and the General Partner, the authority for and the validity and enforceability of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Bank;

(h) satisfactory completion by the Bank of due diligence with respect to the Borrower, the General Partner and the Investment Manager, and the Bank

being satisfied in its sole discretion that there has been no material adverse change in the business, assets, or financial condition of the Borrower since December 31, 2005;

(i) receipt by the Bank of payment of all reasonable fees and expenses (including reasonable fees and disbursements of counsel for the Bank) then payable hereunder and under the other Loan Documents; and

(j) a certified copy of the latest financial statements of the Borrower and a manually signed certificate of an authorized officer of the Borrower as to the Borrower’s most recently calculated Adjusted Net Asset Value, Net Asset Value and Total Leverage;

provided that this Agreement shall not become effective unless all of the foregoing conditions are satisfied not later than May 31, 2006.

SECTION 3.02. All Borrowings. On the date of any request by the Borrower for a Loan hereunder (including the initial request), the following be satisfied:

(a) receipt by the Bank of a Notice of Borrowing or Prepayment as required by Section 2.02 hereof;

(b) the fact that, immediately after such borrowing, the aggregate outstanding principal amount of the Loans will not exceed the lesser of (i) the Facility Amount or (ii) the Maximum Amount;

(c) the fact that, immediately before and after such borrowing, all conditions, conduct of business guidelines and other guidelines set forth herein shall be satisfied or waived by the Bank and no Enforcement Event shall have occurred and be continuing;

(d) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such request and on the requested Drawdown Date for such Loan; and

(e) no change shall have occurred in any law or regulation thereunder or interpretation thereof that in the opinion of the Bank would make it illegal for the Bank to make such Loan.

Each borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

SECTION 3.03. Security. (a) As security for the prompt payment and performance of all the Obligations, the Borrower shall execute the Security Documents under which the Borrower shall grant to the Bank a security interest in all of the Borrower’s real and personal property, whether now owned or hereafter acquired, wherever located (the “Charged Assets”), provided, that, (i) such grant of security interest shall not extend to, and the term “Charged Assets” shall not include, any directly held investment property or general intangibles now or hereafter held or owned by the Borrower, to the extent that (x) a security interest may not be granted by the Borrower in such directly held investment property or general intangibles, as the case may be, as a matter of law, or under the terms of the governing document applicable thereto, without the consent of one or more applicable parties thereto and (y) such consent has not been obtained (for the avoidance of doubt, the prohibition on granting a security interest in directly held investment property or general intangibles set forth in subparagraph (a)(i)(x) above shall include (but subject in all case to the provisions of the last sentence of this subparagraph (a)(iii) hereof) any provision of any agreement which (1) provides for the abandonment, invalidation or enforceability of any right, title or interest in the Borrower in such Charged Assets as a result of such grant or (2) creates a situation under which the Borrower shall be deemed to have breached or terminated such agreement as a result of such grant); (ii) the grant of the security interest shall extend to, and the term “Charged Assets” shall include, (x) any and all proceeds of such directly held investment property or general intangibles, as the case may be, to the extent that the proceeds are not themselves directly held investment property or general intangibles, as the case may be, subject to this subparagraph (a)(i) and (y) upon any such applicable party or parties’ consent with respect to any otherwise excluded directly held investment property or general intangibles, as the case may be, being obtained, thereafter such directly held investment property or general intangibles, as the case may be; and (iii) the provisions of subparagraph (a)(i) shall not apply to (x) directly held investment property or general intangibles to the extent that the restriction on the Borrower granting a security interest therein is not effective under applicable law or (y) payment intangibles.

(b) Pursuant to this Section 3.03, it is hereby agreed that the Custodian shall act subject to the instructions of the Bank and not subject to the instructions of the Borrower in respect of this Agreement. It is also hereby agreed between the parties that the Bank and the Custodian may upon the occurrence of an Enforcement Event enforce all of its rights and remedies under this Agreement and the other Loan Documents and applicable law and right of set-off up to the Obligations of the Borrower. Any assets held by the Custodian in excess of Obligations of the Borrower shall be returned to the Borrower upon the Borrower’s request provided that the Obligations of the Borrower have been indefeasibly repaid in full in cash prior to such return. Notwithstanding the foregoing, nothing in this Agreement shall affect the Custodian’s rights and remedies under the Custodian Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01. Existence and Power. (a) The Borrower is a duly organized and validly existing limited partnership organized under the laws of the State of Delaware. The Borrower’s sole general partner is the General Partner. The General Partner is a duly organized and validly existing limited partnership organized under the laws of the State of Delaware. The Investment Manager is the sole general partner of the General Partner.

The Investment Manager is a duly organized and validly existing limited partnership organized under the laws of the State of Delaware. Morgan Stanley Alternative Investments Inc. is the general partner of the Investment Manager.

(b) The Borrower is a closed-end, non-diversified management investment company registered as such under the Investment Company Act and its outstanding interests (i) have been duly issued and are fully paid and non-assessable, (ii) are exempt from registration under the Securities Act of 1933, as amended, and (iii) have been registered or are exempt from registration under all applicable state securities or so-called “Blue Sky” laws.

SECTION 4.02. Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (a) are within the Borrower’s powers, (b) have been duly authorized by all necessary action on the part of the Borrower, (c) do not require any authorization or action by or in respect of, or filing with, any governmental body, agency or official that, if not obtained or made, could materially adversely affect the business, financial condition or results of operations of the Borrower or which in any manner draws into question the validity or enforce ability of this Agreement or any of the other Loan Documents, (d) do not require any authorization or action in respect of any partner or creditor of the Borrower, and (e) do not contravene, or constitute a default under, any provision of (i) any applicable law or regulation, (ii) the Partnership Documents, (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, or (iv) the most recent Private Placement Memorandum.

SECTION 4.03. Binding Effect. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower. This Agreement and each of the other Loan Documents constitutes a legal, valid and binding agreement of the Borrower and the Note constitutes the valid and binding obligations of the Borrower, in each case enforceable in accordance with their terms.

SECTION 4.04. Regulation U. Not more than 25% of the value (as determined by any reasonable method) of the Borrower’s assets are represented by “margin stock” (as defined under Regulation U). The execution, delivery and performance by the Borrower of this Agreement, the Note, and the other Loan Documents and the transactions contemplated hereunder and thereunder will not violate Regulation U.

SECTION 4.05. Subsidiaries. The Borrower has no Subsidiaries.

SECTION 4.06. Financial Information. (a) The financial statements of the Fund as of December 31, 2005, reported on by Ernst & Young LLP and set forth in the Annual Report to Limited Partners for the year ended December 31, 2005, presents fairly, in all material respects, in conformity with generally accepted accounting principles consistently applied, the financial position of the Borrower as of such date. The financial statements of the Borrower as of June 30, 2005 set forth in the Semi-Annual Report to Limited Partners for the semi-annual period ended June 30, 2005, presents fairly, in all material respects, in conformity with generally accepted accounting principles consistently applied, the financial position of the Borrower as of such date.

(b) Since December 31, 2005, there has been no material adverse change in the business, financial condition, or results of operations of the Borrower.

(c) Each of the financial statements of the Borrower (whether audited or unaudited) delivered to the Bank under the terms of this Agreement fairly presents all material contingent liabilities in accordance with generally accepted accounting principles consistently applied.

SECTION 4.07. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower, threatened against or affecting, the Borrower before any court or arbitrator or any governmental body, agency or official which might materially adversely affect the business operations, properties, assets or condition of the Borrower, or which in any manner draws into question the validity or enforce ability of this Agreement or any of the other Loan Documents.

SECTION 4.08. Taxes. The Borrower is a partnership for U.S. federal income tax purposes. The Borrower has filed all tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on the Borrower’s books or where the failure to file any such return or report or the nonpayment of any such taxes or charges could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower. The charges, accruals and reserves on the books of the Borrower in respect of taxes or other governmental charges due from the Borrower are, in the opinion of the Borrower, adequate.

SECTION 4.09. ERISA. (a) The Borrower is not a member of an ERISA Group and has no liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA.

(b) No Loan will constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which an exemption is not available.

SECTION 4.10. Compliance. (a) The Borrower is in compliance with Section 18 of the Investment Company Act. The Borrower is also in compliance with (i) all other applicable laws and regulations, ordinances, decrees, requirements, orders and judgments of, and all of the terms of any applicable licenses and permits issued by, any governmental body, agency or official, (ii) the Partnership Documents, and (iii) all agreements and instruments to which it may be subject or any of its properties may be bound except where non-compliance could not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower. The Borrower is in compliance in all material respects with all investment policies and restrictions set forth in the most recent Private Placement Memorandum and the Partnership Documents.

(b) No Enforcement Event has occurred and is continuing.

SECTION 4.11. Fiscal Year. The Borrower has a fiscal year which is twelve calendar months ending on December 31 of each year.

SECTION 4.12. Full Disclosure. (a) All information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Borrower to the Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.

(b) The Borrower has disclosed to the Bank in writing any and all facts which, to the best of the Borrower’s knowledge after due inquiry, materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations, properties, assets or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents.

SECTION 4.13. Offering Documents. The information set forth in the Private Placement Memorandum is true, accurate and complete in all material respects and does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

SECTION 4.14. Investment Manager, Custodian and Administrator. The investment manager of the Borrower is the Investment Manager. The custodian of all of the Borrower’s assets for purposes of Section 17(f) of the Investment Company Act is the Custodian. The administrator of the Borrower is the Administrator.

SECTION 4.15. Foreign Assets, Control Regulations, Etc. None of the requesting or borrowing of the Loans or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, the Borrower (i) is not and will not become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations and (ii) does not engage and will not engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

ARTICLE V

CONDUCT OF BUSINESS GUIDELINES

To induce the Bank to make Loans to the Borrower, and as long as any Loan or other Obligation is outstanding, the Borrower agrees to the following:

SECTION 5.01. Information. The Borrower will deliver to the Bank:

(a) as soon as available and in any event within 75 days after the end of each fiscal year of the Borrower, a statement of assets and liabilities of the Borrower, including the portfolio of investments, as of the end of such fiscal year, and the related statements of operations and changes in net assets for such fiscal year, all presented in Dollars and reported on in a manner consistent with past practices, together with an audit report thereon issued by Ernst & Young LLP or other independent public accountants of nationally recognized standing that are acceptable to the Bank;

(b) as soon as available and in any event within 60 days after the end of the first semi-annual period of each fiscal year of the Borrower, a statement of assets and liabilities of the Borrower, including the portfolio of investments, as of the end of such period, and the related statements of operations and changes in net assets for such period, all presented in Dollars and certified as to fairness of presentation, generally accepted accounting principles and consistency by an authorized officer of the Borrower or accompanied by an audit report thereon issued by Ernst & Young LLP or other independent public accountants of nationally recognized standing that are acceptable to the Bank;

(c) as soon as available and in any event within 30 days after the end of each calendar month, (i) a compliance certificate substantially in the form of Exhibit C attached hereto (a “Compliance Certificate”) which, among other things, evidences compliance by the Borrower with Section 5.14 and Section 5.07 hereof;

(d) on each Business Day on which a Loan is made, prepaid or repaid, evidence that is satisfactory to the Bank that the aggregate principal amount of the Borrower’s Debt does not exceed an amount equal to 10% of the result of (i) the Borrower’s Net Asset Value minus (ii) the aggregate value of the Borrower’s Total Assets that are subject to a Lien in favor of any Person other than the Bank;

(e) promptly (and in any event within five (5) days) after any officer of the Borrower obtains knowledge of the occurrence of any Enforcement Event, if such Enforcement Event is then continuing, a certificate of an officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) promptly upon the mailing thereof to limited partners of the Borrower, copies of all reports (including all reports regarding the investment strategies and/or the breakdown of investment strategies employed by the Target Funds) and/or newsletters to such investors, the most recent Private Placement Memorandum, material amendments and supplements to the Private Placement Memorandum or the Partnership Documents and proxy statements concerning the Borrower;

(g) promptly upon any officer of the Borrower becoming aware of any action, suit or proceeding of the type described in Section 4.07, notice and a description thereof and copies of any filed complaint relating thereto;

(h) no later than 60 days after the Effective Date and from time to time thereafter at the reasonable request of the Bank, a report that is reasonably satisfactory to the Bank that (i) lists all of the Borrower’s investments in Target Funds and other assets and (ii) indicates which of those investments in Target Funds are not assignable or capable of being encumbered as a matter of law or under the terms of the subscription, organizational, or other relevant agreements applicable thereto (to the extent that such restrictions are applicable to all holders of beneficial interests in such Target Funds) without the consent of the general partners or managers of such Target Funds or other applicable parties thereto and for which such consents have not been obtained; and

(i) such other information as the Bank may reasonably request (including, without limitation, financial statements of the Target Funds, monthly, quarterly, semi-annual and annual reports of the Target Funds, and the offering, subscription and charter documents of the Target Funds), provided, that, (i) the Borrower shall not be obligated to deliver any information requested by the Bank with respect to any particular Target Fund if the Borrower is not permitted to deliver such information to the Bank by the terms of the offering documents of such Target Fund and (ii) if the Borrower is not permitted to deliver any such requested information with respect to any Target Fund, the Borrower shall take all reasonable steps to obtain the permission of such Target Fund for the delivery of such information to the Bank.

SECTION 5.02. Payment of Obligations. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all other amounts provided for in this Agreement and the other Loan Documents. The Borrower will pay and discharge, at or before maturity, all of the Borrower’s material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

SECTION 5.03. Conduct of Business and Maintenance of Existence. The Borrower will continue to engage in the same general type of business as conducted by it on the date hereof as described in the Private Placement Memorandum, and the Borrower will preserve, renew and keep in full force and effect its existence as a limited partnership under the laws of the State of Delaware. The Borrower will maintain in full force and effect its registration as a closed-end management investment company under the Investment Company Act. The Borrower will continue to maintain its accounts in Dollars.

SECTION 5.04. Compliance with Laws. (a) The Borrower will at all times comply with Section 18 of the Investment Company Act. The Borrower will comply in all material respects with all other applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, ERISA and the other provisions of the Investment Company Act and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings. The Borrower will file all tax returns, reports and declarations required by all relevant jurisdictions on or before the due dates for such returns, reports and declarations and will pay all taxes and other governmental assessments and charges as and when they become due (except those that are being contested in good faith by the Borrower and as to which the Borrower has established appropriate reserves on its books and records or where the failure to file any such return or report or the nonpayment of any such taxes or charges could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower).

(b) The Borrower shall obtain, comply with the terms of, and do all that is necessary to maintain in full force and effect, all authorizations, approvals, licenses and consents required in or by applicable law to enable it lawfully to enter into and perform its obligations hereunder and under the other Loan Documents.

SECTION 5.05. Inspection of Property, Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, at any time during normal business hours, allow a representative or agent of the Bank access to such books and records at such times as the Bank reasonably shall determine, provided that, unless an Enforcement Event has occurred and is continuing, the Bank shall give the Borrower at least two (2) Business Days notice of any visit and shall be permitted to visit no more than two times per calendar year. The Borrower shall permit the Bank to discuss the Borrower’s affairs, finances and accounts with the Borrower’s officers, directors, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired. The Borrower shall keep a register of Liens of the Borrower at the registered office of the Borrower and at any time allow a representative or agent of the Bank access to such books and records at such times as the Bank reasonably shall determine, provided that, unless an Enforcement Event has occurred and is continuing, the Bank shall give the Borrower at least two (2) Business Days notice of any visit.

SECTION 5.06. Debt; Investments. (a) The Borrower will not create, assume, incur or suffer to exist any Debt of the Borrower other than, subject to clause (b) of this Section 5.09 and the other provisions of this Agreement, (i) Debt arising under this Agreement and the Note, (ii) overdrafts extended by the Custodian in the ordinary course of business to cover failed securities trades, and (iii) total return swaps and other leveraged derivatives . to the extent permitted by the provisions of the Private Placement Memorandum delivered to the Bank on the Effective Date.

(b) In no event shall the Borrower (i) enter into reverse repurchase agreements or borrow money under any arrangement other than from the Bank hereunder or on an overnight basis from the Custodian to the extent provided in clause (a)(ii) of this Section

5.06 or (ii) enter into total return swaps or other derivatives which are not fully cash collateralized unless, in the case of total return swaps or other derivatives, (A) the Borrower provides the Bank with at least forty-five (45) days prior written notice of its intent to enter into such arrangement, (B) the Borrower provides the Bank with such information regarding such arrangement as the Bank may reasonably request, and (C) the Bank consents to such arrangement in writing.

(c) The Borrower shall not at any time lend, make investments in, or otherwise contribute any monies to any person or entity other than in connection with its portfolio investments and investment techniques permissible under applicable law and consistent with the Borrower’s investment objectives, limitations and policies as set forth in the Private Placement Memorandum.

SECTION 5.07. Negative Pledge. The Borrower will not create, assume, incur or suffer to exist any Lien on any of its assets, whether now owned or hereafter acquired, or on the income or profits therefrom, including, without limitation, the Account or the proceeds thereof, except (a) Liens for taxes, assessments or governmental charges or levies, which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside, provided that enforcement of such Liens is stayed pending such contest, (b) Liens in favor of the Bank granted pursuant to the Security Documents, (c) Liens created in connection with total return swaps and other derivatives to the extent that such total return swaps and other derivatives are permitted under Section 5.06(b)(ii) hereof and such Liens are permitted by the provisions of the Private Placement Memorandum delivered to the Bank on the Effective Date, provided that the aggregate amount of the Borrower’s assets encumbered as described in this clause (c) does not at any time exceed 30% of the Borrower’s Net Asset Value, and (d) Liens created in favor of the Custodian pursuant to the Custodian Agreement.

SECTION 5.08. Consolidations, Mergers and Sales of Assets. The Borrower will not consolidate or merge with or into any other Person, nor will the Borrower sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of its assets to any other Person except that the Borrower may sell its assets in the ordinary course of business as described in the Private Placement Memorandum. The Borrower will not invest all of its investable assets in any other investment fund or otherwise be a feeder fund in a master-feeder investment structure.

SECTION 5.09. Use of Proceeds. The Borrower shall use the proceeds of the Loans to finance short-term liquidity needs, including portfolio reallocations, and the settlement of currency hedging transactions. The Borrower shall not use the proceeds of the Loans made hereunder to (a) provide investment leverage to the Borrower, (b) purchase securities issued by the Bank or any of its affiliates, (c) make any investment in any fund or collective undertaking that is sponsored or advised by the Bank or any of its affiliates, including, without limitation, SSgA Funds Management, Inc., or (d) except in respect of payments made hereunder, under the Note, under the other Loan Documents, or under the Custodian or Administration Agreements, otherwise transfer such proceeds to or use such proceeds for the benefit the Bank or any of its affiliates.

SECTION 5.10. Compliance with and Amendments to Private Placement Memorandum and Partnership Documents. The Borrower will comply with its investment objective, restrictions and policies set forth in the Private Placement Memorandum and the Charter Documents. The Borrower will not permit its investment objective, restrictions or policies to be changed in any material respects from those in effect on the Effective Date and reflected in the Private Placement Memorandum and Partnership Documents delivered to the Bank on the Effective Date without the Bank’s prior written consent. The Borrower (i) shall not permit any amendment to any Partnership Document that becomes effective after the Effective Date that will in any way apply to or affect the rights and remedies of the Bank hereunder or under any of the other Loan Documents or have any impact on the terms and conditions of this Agreement or any of the other Loan Documents and (ii) shall inform the Bank of all changes or amendments to the Partnership Documents prior to the effectiveness of any such change or amendment, and promptly provide the Bank with copies thereof.

SECTION 5.11. No Subsidiary. The Borrower will not have at any time any Subsidiary.

SECTION 5.12. Fiscal Year. The Borrower will not change its fiscal year from that set forth in Section 4.11 hereof without prior notification to the Bank.

SECTION 5.13. Regulation U. If at any time more than 25% of the value of the aggregate assets of the Borrower, including after applying the proceeds of all Loans, is represented by margin stock (as such term is defined under Regulation U), the Borrower will deliver to the Bank all such documents and information as it may reasonably request to establish compliance with the rules and regulations promulgated by the Board of Governors of the U.S. Federal Reserve System.

SECTION 5.14. Coverage Tests. (a) The Borrower shall not at any time permit the aggregate principal amount of the Borrower’s Debt to exceed the lesser of (i) 10% of the Borrower’s Adjusted Net Asset Value; (ii) 50% of the Borrower’s Liquid Assets and (iii) 50% of Borrower’s Eligible Assets, provided that in no event shall any interest of the Borrower in any collective undertaking or fund that is sponsored or advised by the Bank or any of its affiliates, including, without limitation, by SSgA Funds Management, Inc., be included in the Borrower’s Adjusted Net Asset Value, the Borrower’s Liquid Assets or the Borrower’s Eligible Assets for purposes of determining compliance with the covenant set forth in this Section 5.14.

(b) The Borrower will not permit, at any time, the aggregate amount of its Total Leverage to exceed 33- 1/3% of the sum of (i) its Net Asset Value plus (ii) its Total Leverage.

SECTION 5.15. ERISA. The Borrower will not become a member of any ERISA Group and will not have any liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA.

SECTION 5.16. Further Assurances. The Borrower shall execute and deliver all such documents and instruments, and take all such actions, as the Bank may from time to time reasonably request in its sole discretion with respect to its security interest in the Borrower’s assets.

ARTICLE VI

ENFORCEMENT EVENTS

SECTION 6.01. Enforcement Events. If one or more of the following events (each, an “Enforcement Event” and, collectively, the “Enforcement Events”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether on DEMAND, at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower shall fail to pay any interest owing hereunder or any fees or other sums due hereunder or under the other Loan Documents within five (5) days of the date when the same shall become due and payable; or

(c) the Borrower shall fail to observe or perform any agreement, condition, conduct of business guideline or other guideline contained in this Agreement (other than Section 5.04) or any of the other Loan Documents; or

(d) the Borrower shall fail to observe or perform the conduct of business guideline contained in Section 5.04 hereof and such failure shall continue for thirty (30) days; or

(e) any representation, warranty, certification or statement made (or deemed made) by the Borrower in this Agreement, in any other Loan Document, or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document shall prove to have been incorrect when made (or deemed made); or

(f) the Borrower shall fail to make any payment in respect of any Debt in when due or within any applicable grace period; or

(g) any event or condition shall occur which results in the acceleration of the maturity of any Debt of the Borrower or enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof or, in the case of a financial contract, enables the non-defaulting party to terminate the contract evidencing such Debt; or

(h) the Borrower, the General Partner or the Investment Manager, shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to its debts under any bankruptcy, insolvency or other similar law of any jurisdiction, now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, examiner or other similar official of the Borrower, the General Partner or the Investment Manager or any substantial part of the Borrower’s, the General Partner’s or the Investment Manager’s property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Borrower, the General Partner or the Investment Manager, or the Borrower, the General Partner or the Investment Manager shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall appoint a trustee, receiver, liquidator, custodian, examiner or other similar official of the Borrower, the General Partner or the Investment Manager or any substantial part of its property, or shall take any action to authorize any of the foregoing; or

(i) an involuntary case or other proceeding shall be commenced against the Borrower, the General Partner or the Investment Manager seeking liquidation, reorganization or other relief with respect to the Borrower, the General Partner or the Investment Manager or its debts under any bankruptcy, insolvency, examinership or other similar law of any jurisdiction, now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, examiner or other similar official of the Borrower, the General Partner or the Investment Manager or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 45 days; or an order for relief shall be entered against the Borrower, the General Partner or the Investment Manager under the bankruptcy laws of any jurisdiction as now or hereafter in effect (the events set forth in clauses (h) and (i) hereof being hereinafter referred to as a “Bankruptcy Event”); or

(j) (i) any litigation or governmental proceeding which has been instituted against the Borrower or the General Partner could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or the condition (financial or otherwise) of the Borrower or draw into question the validity or enforceability of any Loan Document or (ii) a judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Borrower and such judgment or order shall continue unsatisfied or unstayed for a period of thirty (30) days; or

(k) any investment advisory agreement for the Borrower which is in effect on the Effective Date shall terminate or the Investment Manager or an affiliate of Morgan Stanley shall not be the investment manager of the Borrower; or

(1) any step is taken by a third party to create or enforce a present or future security interest on or over the assets of the Borrower (including the taking of possession or the appointment of a receiver, manager or similar officer) which has or will have a material adverse effect on the financial condition of the Borrower such that the Bank in its reasonable opinion believes that it may not be repaid for the Loans; or

(m) the Borrower’s Net Asset Value at any time declines by 40% or more from the Borrower’s Net Asset Value reflected in the certificate delivered to the Bank pursuant to Section 3.01(k); or

(n) any action, condition or thing, including the obtaining of any necessary consent at any time required to be taken, fulfilled or done for the performance of the Borrower’s obligations under this Agreement or any other Loan Document, ceases to be in full force and effect without modification or any condition in or relating to any such consent is not complied with; or

(o) (i) the General Partner shall cease to be the general partner of the Borrower, (ii) the Investment Manager shall cease to be the general partner of the General Partner, or (iii) Morgan Stanley Alternative Investments Inc. shall cease to be the general partner of the Investment Manager; or

(p) without the prior written consent of the Bank, the Custodian shall cease to be the custodian of the Borrower’s assets for purposes of Section 17(f) of the Investment Company Act or the Administrator shall cease to be the administrator of the Borrower; or

(q) subject to Section 8.08 hereof, it is unlawful for the Borrower to perform or comply with any one or more of its obligations under this Agreement or any of the other Loan Documents;

then, and in every such event, the Bank shall be permitted to proceed to take and enforce its rights hereunder and under the Security Documents. In addition, if any Bankruptcy Event shall have occurred, then automatically without any notice to the Borrower or any other act by the Bank, the Bank shall have been deemed to have made demand for repayment of all the Obligations hereunder and the Loans (together with accrued interest thereon) and other Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, and whether or not an Enforcement Event has occurred and is continuing, the Bank may, at any time and in its sole and absolute discretion, terminate all credit extended by the Bank under this Agreement and the other Loan Documents and demand payment of all Obligations hereunder.

SECTION 6.02. Remedies. In the case any one or more of the Enforcement Events shall have occurred and be continuing, and whether or not the Bank shall have demanded repayment of all or any portion of the Obligations hereunder, the Bank, if owed any amount with respect to the Loans may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, for the specific performance of any guideline or agreement contained in this Agreement or any of the other Loan Documents, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank. No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

ARTICLE VII

CHANGE IN CIRCUMSTANCES

SECTION 7.01. Increased Cost and Reduced Return. (a) If any change in any applicable law, rule or regulation, any new law, rule or regulation, or any change after the date hereof in the interpretation or administration of any present or future applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency in connection therewith issued, promulgated or enacted after the date hereof:

(i) shall subject the Bank (or its Lending Office) to any tax, duty or other charge with respect to the Loans or its Note, or shall change the basis of taxation of payments to the Bank (or its Lending Office) of the principal of or interest on the Loans or any other amounts due under this Agreement, in each case except for any tax on, or changes in the rate of tax on the overall net income of, or franchise taxes payable by, the Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located; or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (or its Lending Office) or shall impose on the Bank (or its Lending Office) any other condition affecting the Loan or its Note,;

and the result of any of the foregoing is to increase the cost to the Bank (or its Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by the Bank to be material, then, promptly upon demand by the Bank (and in any event within thirty (30) days after demand by the Bank), the Borrower shall pay to the Bank the additional amount or amounts as will compensate such Bank for the increased cost or reduction.

(b) If the Bank shall determine that any change after the date hereof in any existing applicable law, rule or regulation or any new law, rule or regulation regarding capital adequacy, or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any new request or directive of general applicability regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency issued, promulgated or enacted after the date hereof, has or would have the effect of reducing the rate of return on capital of the Bank (or its parent corporation) as a consequence of the Bank’s obligations hereunder to a level below that which the Bank (or its parent corporation) could have achieved but for such law, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the

Bank to be material, then from time to time, promptly upon demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank (or its parent corporation) for such reduction.

(c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Notices. All notices, requests (other than requests for Loans, which shall be made as provided in Section 2.02 hereof), consents and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party as follows: (a) if to the Bank, at 225 Franklin Street, MAO-7, Boston, MA 02110-2804, Attention: Mr. John Daley, Fax: (617) 664-0646 and (b) if to the Borrower, at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, PA 19428-2881, Attention: Jacqueline Dentner, Vice President. Each such notice, request, consent or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (c) if given by any other means, when delivered at the address specified in this Section.

SECTION 8.02. No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under its Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.03. Expenses; Documentary Taxes; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Bank, including reasonable fees and disbursements of counsel for the Bank in connection with the preparation, negotiation and closing of this Agreement and the Loan Documents, any waiver or consent hereunder of any Enforcement Event or alleged Enforcement Event hereunder, or any amendment or termination hereof and (ii) if an Enforcement Event occurs, all reasonable out-of-pocket expenses incurred by the Bank, including reasonable fees and disbursements of counsel, in connection with such Enforcement Event and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or its Note. Without limiting the foregoing, the Borrower shall pay all fees, stamp duty, costs and expenses, legal and otherwise, of the Bank in connection with the filing of any documents necessary to perfect the security interests granted pursuant to the Security Documents and the enforcement of Obligations.

(b) The Borrower agrees to indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by the Bank in connection with any investigative, administrative or judicial proceeding (whether or not the Bank shall be designated a party thereto) relating to or arising out of this Agreement or the Loan Documents or any actual or proposed use of proceeds of Loans hereunder, provided that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

SECTION 8.04. Set Off. (a) During the continuance of any Enforcement Event and the acceleration of the Obligations, any deposits or other sums credited by or due from any of the Bank to the Borrower and any securities or other property of the Borrower in the possession of any the Bank may be applied to or set off by the Bank against the payment of the Obligations.

(b) The Borrower authorizes the Bank and the Custodian to charge and/or set off against any deposit account or other account maintained with either the Bank or the Custodian on behalf of the Borrower and, in the case of the Bank, apply the proceeds thereof against repayment of any unpaid Obligations, or, in the case of the Custodian, remit the proceeds thereof to the Bank to be applied against repayment of any such unpaid Obligations. In addition, the Custodian is hereby directed by the Borrower to dispose of the Borrower’s assets as selected by the Investment Manager to the extent necessary to repay all amounts due to the Bank from the Borrower to the extent that the Obligations have not been paid when due or if an Enforcement Event has occurred and is continuing and the Obligations have been accelerated. If the Investment Manager does not select a sufficient amount of assets of the Borrower to repay all amounts due to the Bank from the Borrower within a reasonable time, the Custodian is hereby directed by the Borrower, upon the request of the Bank and upon one day’s prior written notice to the Borrower and the Investment Manager, to dispose of the Borrower’s assets to the extent necessary to repay all amounts due to the Bank from the Borrower. The foregoing shall be deemed to be continuing and irrevocable “proper instructions” to the Custodian for all purposes under the custody agreement between the Borrower and the Custodian. The foregoing shall be in addition to any other rights or remedies the Bank and the Custodian may have against the Borrower following the occurrence of an Enforcement Event hereunder.

SECTION 8.05. Amendments and Waivers. Any provision of this Agreement or the Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank. No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

SECTION 8.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Bank.

(b) The Bank may at any time sell or assign all or any part of the Obligations hereunder, or grant to one or more banks or other institutions participating interests in the Loans. So long as demand hereunder has not been made, and so long as no Enforcement Event exists, any assignment by the Bank of its rights hereunder shall require the Borrower’s consent, such consent not to be unreasonably withheld. In the event of any such grant by the Bank of a participating interest hereunder, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the Bank will not agree to any modification, amendment or waiver of this Agreement without the consent of the Person to whom such participating interest is sold (the “Participant”). The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VII with respect to its participating interest; provided that no Participant shall be entitled to receive an amount greater than its pro rata share of any amount the Bank would have received hereunder had no participation been sold.

(c) Notwithstanding anything to the contrary contained herein, the Bank may at any time assign all or any portion of its rights under this Agreement, including its Note, to a Federal Reserve Bank. No such assignment shall release the Bank from its obligations hereunder.

SECTION 8.07. Governing Law; Submission to Jurisdiction; Choice of Forum. THIS AGREEMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401). EACH OF THE BORROWER AND THE BANK AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER ACTION BROUGHT BY SUCH PERSON ARISING HEREUNDER OR IN ANYWAY RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE FEDERAL COURT SITTING THEREIN, AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUIT BEING MADE UPON SUCH PERSON BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 8.01. EACH OF THE BORROWER AND THE BANK HEREBY WAIVES ANY OBJECTION

THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUIT BROUGHT IN THE STATE OF NEW YORK OR ANY COURT SITTING THEREIN OR THAT A SUIT BROUGHT THEREIN IS BROUGHT IN AN INCONVENIENT COURT.

SECTION 8.08. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

SECTION 8.09. WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ALLEGED BREACH HEREOF, OR THE RELATIONSHIP BETWEEN PARTIES. EACH OF THE PARTIES HERETO INTENDS THAT THIS PROVISION SHALL HAVE THE BROADEST POSSIBLE REACH AND SHALL APPLY TO ANY DISPUTE WHETHER SOUNDING IN CONTRACT, TORT, VIOLATION OF STATUTE OR ANY OTHER BASIS.

SECTION 8.10. USA Patriot Act. The Bank that is subject to the Patriot Act (as hereinafter defined) and the Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP

By:
Title:	Assistant Treasurer

STATE STREET BANK AND TRUST COMPANY, as the Bank

By:
Title:

For purposes of Sections 3.03(b) and 8.04(b) only:

STATE STREET BANK AND TRUST COMPANY, as the Custodian

By:	/s/ Joseph L. Hooley
Title:	Joseph L. Hooley
Executive Vice President

SCHEDULE 1

Approved Investment Strategies

The seventeen (17) approved investment strategies are as follows:

Relative Value Strategies (exploit inefficiencies in the relative pricing of securities):

1)	Convertible Arbitrage

2)	Fixed Income Arbitrage

3)	Mortgage Arbitrage

4)	Risk/Merger Arbitrage

5)	Statistical Arbitrage

6)	Volatility Arbitrage

7)	Other Arbitrage

Security Selection Strategies (various combinations of long and short securities positions):

8)	Equity-Long/Short Opportunistic

9)	Equity-Long/Short High Hedge

10)	Private Placements

Specialist Credit Strategies (exploit inefficiencies in commercial financing markets):

11)	Relative Value Credit Restructuring and Value

12)	Distressed-Long Only

Directional Strategies (based on the Investment Manager’s views on the overall direction and trend of markets):

13)	Any Directional Strategy (such as global macro, managed futures, etc.)

Cash and Equivalents:

14)	Any cash or cash equivalent investment

Multi-Strategy:

15)	A fund which allocates investments across a range of hedge fund strategies consisting of any combination of the above approved investment strategies

EXHIBIT A

FORM OF DEMAND NOTE

U.S. $150,000,000	, 2006

FOR VALUE RECEIVED, MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of STATE STREET BANK AND TRUST COMPANY (the “Bank”) at its head office at 225 Franklin Street, Boston, Massachusetts 02110:

(a) ON DEMAND AT ANY TIME the principal amount of ONE HUNDRED AND FIFTY MILLION DOLLARS (U.S. $150,000,000) or, if less, the aggregate unpaid principal amount of Loans advanced by the Bank to the Borrower pursuant to the Demand Discretionary Credit Agreement, dated as of [                    ], 2006 (as amended and in effect from time to time, the “Credit Agreement”), between the Borrower and the Bank;

(b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c) interest on the principal balance hereof from time to time outstanding from the Effective Date (as defined in the Credit Agreement) through but not including the maturity date hereof at the times and at the rates provided in the Credit Agreement.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof are entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the date of any Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If the Bank at any time makes demand hereof, or if one or more of the Enforcement Events shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

Except as otherwise provided in the Credit Agreement, the Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 8.01 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT BROUGHT IN THE STATE OF NEW YORK OR ANY SUCH COURT SITTING THEREIN OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Demand Note to be signed in its name by its duly authorized officer as of the day and year first above written.

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP

By:
Title:

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

EXHIBIT B

FORM OF NOTICE OF BORROWING OR PREPAYMENT

DATE:

TO:	State Street Bank and Trust Company
Loan Operations Customer Service Unit
Telephone: (617) 664-3861 Telecopy: (617) 664-3941

ATTN:

FROM:	Morgan Stanley Institutional Fund of Hedge Funds LP

Reference is hereby made to that certain Demand Discretionary Credit Agreement, dated as of                     , 2006 (as amended and in effect from time to time, the “Agreement”), among Morgan Stanley Institutional Fund of Hedge Funds LP (the “Borrower”) and State Street Bank and Trust Company (the “Bank”). Capitalized terms which are used herein without definition and which are defined in the Agreement shall have the same meanings herein as in the Agreement.

The undersigned, a duly authorized officer of the Borrower, hereby (check one):

☐	requests the following Loan be made under the Agreement, or

☐	notifies you of the prepayment of Loans as described below:

• Today’s Date:
• Proposed Drawdown Date/Paydown Date:
• Beginning balanced of all Loans outstanding:	$
+ Increase Amount:	$
- Decrease Amount:	$
= Ending Loan Balance:	$

Aggregate principal amount of Loans outstanding after these transactions:	$
Aggregate amount of the Borrower’s Debt (after these transactions):	$
Facility Amount:	$150,000,000

(a) Net Asset Value:	$
(b) Aggregate Amount of Assets Pledged to Others:	$
(c) Line (a) minus Line (b):	$
(d) 10% of Line (c):	$

The undersigned hereby certifies that: (a) on the date of this notice and immediately after giving effect to the borrowing or prepayment of the Loan(s) as set forth herein, the aggregate outstanding principal amount of the Loans do not and will not exceed the lesser of the Facility Amount or the Maximum Amount, (b) each of the representations and warranties set out in Article IV of the Agreement remains true and accurate as of the date hereof and will be true and accurate immediately after giving effect to the borrowing or prepayment of the Loan(s) as set forth herein, and (c) no Enforcement Event has occurred and is continuing or will occur immediately after giving effect to the borrowing or prepayment of the Loan(s) as set forth herein.

Authorized Signature

Wire to:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Date:

For:	Morgan Stanley Institutional Fund of Hedge Funds LP

Reference is hereby made to that certain Demand Discretionary Credit Agreement, dated as of                     , 2006 (as amended and in effect from time to time, the “Credit Agreement”), among Morgan Stanley Institutional Fund of Hedge Funds LP (the “Borrower”) and State Street Bank and Trust Company (the “Bank”). Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

The undersigned, a duly authorized officer of the Borrower, hereby certifies to the Bank that, to the best of the officer’s knowledge and belief the information set forth on the attached worksheet is true and complete on the date hereof.

In addition, the undersigned certifies that (i) each of the representations and warranties of the Borrower set forth in the Credit Agreement or in any other Loan Document remains true and accurate as of the date hereof and (ii) as of the date hereof no Enforcement Event has occurred and is continuing.

Authorized Officer

[Attach Morgan Stanley Worksheet]

MSAIP - Loan Compliance Report

User Specified Data:

Report date:	Liquidity date:			Loan amount:

Next year end date:	Next quarter date:			Net asset value:

Compliance Summary:

Loan Covenants Test:				Eligible Asset Summary:	Strategy Allocation*

Covenant test	Actual	Limit	Status	Total eligible assets

% of liquid assets				Total Ineligible assets
% of eligible assets				Subtotal
% of net asset value				Other assets and liabilities
Total loan amount				Net Asset value
Largest fund as a % of NAV*:				Liquid Asset Summary:
Largest manager as a % of NAV**:				Liquid Assets
Largest strategy as a % of NAV***:				Illiquid Assets
Notes:				Subtotal

* Largest fund:				Other net assets	* Look through to substrategy on Multi Strategy funds
** Largest manager:				Net asset value
*** Largest strategy

Detail:

Investment Manager
Deal ID	Deal Name Tranche	Strategy	Book Value	% of NAV	First Investment Date	Inception Date	Liquidity Days	Notice Days	Lockup Days	Payment Delay Days	Eligibility Status	Liquidity Status

AMENDMENT AGREEMENT NO. 1

This AMENDMENT AGREEMENT NO. 1 is made as of March     , 2008 by and between MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP, a limited partnership organized under the laws of the State of Delaware and registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company (the “Borrower”), and STATE STREET BANK AND TRUST COMPANY (the “Bank”).

WHEREAS, the Borrower and the Bank are parties to that certain Demand Discretionary Credit Agreement, dated as of April 28, 2006, as amended (as amended and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto wish to make certain changes to the terms of the Credit Agreement;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment of Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended by deleting therefrom the definition of Facility Amount in its entirety, and substituting therefor the following:

“Facility Amount” means an aggregate principal amount not to exceed $200,000,000.

§3. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement (as amended hereby) and each of the other Loan Documents are true on and as of the date hereof.

(b) No Enforcement Events. No Enforcement Event has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and each of the other Loan Documents to which the Borrower is a party, in each case, as amended hereby (the Credit Agreement as amended hereby being hereinafter referred to as the “Amended Agreement” and the Loan Documents as amended hereby being hereinafter referred to as the “Amended Loan Documents”)

(i) are within the Borrower’s powers, (ii) have been duly authorized by all necessary limited partnership action on the part of the Borrower, (iii) do not require any authorization or action by or in respect of, or filing with, any governmental body, agency or official that, if not obtained or made, could materially adversely affect the business, financial position or results of operations of the Borrower or which in any manner draws into question the validity or enforceability of this Amendment, the Amended Agreement or any of the other Loan Documents, and (iv) do not contravene, or constitute a default under, any provision of (A) any applicable law or regulation, (B) the Partnership Documents, (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or the Fund, or (D) the Private Placement Memorandum.

(d) Enforceability of Obligations. This Amendment has been duly executed by the Borrower. Each of this Amendment and the Amended Agreement and Amended Loan Documents constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms.

§4. Effectiveness. This Amendment shall be effective as of the date first written above satisfaction of the following conditions precedent:

(a) the execution and delivery of this Amendment by the Borrower and the Bank;

(b) the execution and delivery by the Borrower to the Bank of a replacement note in substantially the form attached as Exhibit A hereto;

(c) receipt by the Bank from the Borrower of updated Federal Reserve Forms U-1;

(d) receipt by the Bank of the legal opinion of Clifford Chance US LLP, covering such matters relating to the transactions contemplated hereby as the Bank may reasonably request and satisfactory to the Bank in all respects

(e) receipt by the Bank of a manually signed certificate from an authorized officer of the Borrower in form and substance satisfactory to the Bank and dated the date hereof (i) as to the incumbency of, and bearing manual specimen signatures of, the officers of the Borrower who are authorized to execute and take actions under the Amended Loan Documents for and on behalf of the Borrower, (ii) certifying and attaching the Partnership Documents of the Borrower, and (iii) certifying and attaching copies of the resolutions of the Borrower’s Directors authorizing the transactions contemplated hereby; and

(f) receipt by the Bank of payment of all fees and expenses (including fees and disbursements of special counsel for the Bank) then payable hereunder or under the Amended Loan Documents.

§5. Reaffirmation of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Bank under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Bank the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. The Borrower hereby confirms that all of its obligations to the Bank under the Credit Agreement, the Note and the other Loan Documents as amended hereby are and remain secured pursuant to the Security Documents.

§6. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment is a contract under seal governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as a contract under seal by their respective authorized officers as of the date first above written.

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP

By:
Title:

STATE STREET BANK AND TRUST COMPANY, as the Bank

By:
Title:

Exhibit A

AMENDED AND RESTATED DEMAND NOTE

U.S. $200,000,000	March , 2008

FOR VALUE RECEIVED, MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of STATE STREET BANK AND TRUST COMPANY (the “Bank”) at its head office at 4 Copley Place, 5th Floor, Boston, Massachusetts 02116:

(a) ON DEMAND AT ANY TIME the principal amount of TWO HUNDRED MILLION DOLLARS (U.S. $200,000,000) or, if less, the aggregate unpaid principal amount of Loans advanced by the Bank to the Borrower pursuant to the Demand Discretionary Credit Agreement, dated as of April 28, 2006 (as amended and in effect from time to time, the “Credit Agreement”), between the Borrower and the Bank;

(b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c) interest on the principal balance hereof from time to time outstanding from the Effective Date (as defined in the Credit Agreement) through but not including the maturity date hereof at the times and at the rates provided in the Credit Agreement.

This Amended and Restated Note (this “Note”) evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof are entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

This Note constitutes the amendment and restatement in its entirety of the Demand Note of the Borrower issued to the Bank in the original principal amount of $150,000,000, dated April 28, 2006 (the “Original Note”), and is in substitution therefor and an amendment and replacement thereof. Nothing herein or in any other document shall be construed to constitute payment of the Original Note or to release or terminate any guaranty or lien, mortgage, pledge or other security entered in favor of the Bank.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the date of any Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If the Bank at any time makes demand hereof, or if one or more of the Enforcement Events shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

Except as otherwise provided in the Credit Agreement, the Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 8.01 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT BROUGHT IN THE STATE OF NEW YORK OR ANY SUCH COURT SITTING THEREIN OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Demand Note to be signed in its name by its duly authorized officer as of the day and year first above written.

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP

By:
Title:

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By: